EXHIBIT 4.6

          , 199_


Dear (name):

I am pleased to advise you that the Board of Directors of CUC International Inc. (the "Corporation") on ________________, 199_ authorized the granting to you of a non-statutory option to purchase ________ shares of common stock, $.01 par value, of the Corporation (the "Common Stock") at a price of $____ per share (the "Exercise Price"), which the Board believes to be the fair market value on that date. Your option has been granted under the Company's 1992 Bonus and Salary Replacement Stock Option Plan (the "Plan").

Terms not defined herein shall have meaning set forth in the Plan.

Your option may be exercised under the following terms:

(a) This option shall not be transferable except: by will or the laws of descent and distribution; pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employee Retirement Security Act or the rules thereunder; or as a gift to your family members, trusts for the benefit of your family members or charities or other not-for-profit organizations.

(b)  Subject  to the provisions of paragraphs (e), (f),  (g)  and
     (h) hereof, this option may be exercisable by you as follows:

     You  may purchase _________________ of the Common Stock  for which  options  are herein granted on or after  February  1,
     199_   and an additional _______ on or after each successive
     February 1.

     Your right to exercise this option shall be cumulative.  The
     Board of Directors of the Corporation may at any time accelerate the vesting of this option. This option shall expire on the tenth anniversary of the date of grant.

(c) If required by the Corporation, prior to the delivery to you of a certificate or certificates representing the shares of Common Stock purchased by you upon the exercise of this option, you shall have deposited with the Corporation a non-disposition letter (restricting disposition by you of the shares of Common Stock) in form satisfactory to counsel for the Corporation.

(d) In the event of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization, split-up, combination, or exchange of shares or the like, the number and kind of shares subject to this option and the Exercise Price shall be appropriately adjusted by the Board of Directors. The determination of the Board of Directors shall be final.

(e) Notwithstanding anything herein to the contrary, if the Board of Directors of the Corporation or any committee of the Board of Directors, after full consideration of the facts, finds by majority vote that you have engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of your employment by the Corporation, you shall forfeit all unexercised options for which the Corporation has not yet delivered share certificates, in each case whether such options are granted by this letter or otherwise. The decision of the Board of Directors of the Corporation or such committee shall be final.

(f)  Subject  to  paragraph (e) hereof, if you die while  in  the employ or engagement of the Corporation or any of its affiliates or subsidiaries or if you die within a period of three (3) months after your employment or engagement has terminated, or if your employment or engagement is terminated by reason of permanent and total disability (as defined in Section 22(e)(3) of the Code), this option shall become immediately exercisable in full and, in the case of your death, your estate shall have the right to exercise your options hereunder.

(g) Subject to paragraph (e) hereof, in the event your employment or engagement with the Corporation or any of its affiliates or subsidiaries is terminated for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), you shall be entitled to exercise your rights hereunder as if your employment or engagement had not been terminated.

(h) In the event of a "change in control," as hereinafter defined, your options shall become immediately exercisable. A "change in control" shall be deemed to have occurred if
     (i) a tender offer shall be made and consummated for the ownership of 51% or more of the outstanding voting securities of the Corporation, (ii) the Corporation shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 60% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Corporation, other than affiliates (within the meaning of the Securities and Exchange Act of 1934, as amended (the "1934 Act")) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Corporation shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary, or (iv) a person within the meaning of Section 3 (a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the 1934 Act, shall acquire 40% or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the 1934 Act.

(i) You may pay for shares purchased pursuant hereto (together with any withholding taxes due with respect thereto) in cash or by check at the time of exercise or with any other legal consideration that may be acceptable to the Board of Directors of the Corporation in its sole discretion at the time of exercise.

When you wish to exercise your stock option in whole or in part, please refer to the provisions of this letter and correspond in writing with the Secretary of the Corporation. This is not an incentive stock option under Section 422A of the Code. This option may be subject to approval by the Corporation's stockholders.

Very truly yours,


E. Kirk Shelton
President and Chief Operating Officer

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